FIRST AMENDMENT TO THE
UNUM GROUP SUPPLEMENTAL PENSION PLAN
January 1, 2010 Amendment and Restatement

The Unum Group Supplemental Pension Plan (the “Plan”) was last amended and restated effective generally January 1, 2010. The Plan shall be further amended as set forth herein.
1.The terms used in this Amendment have the meanings set forth in the Plan unless the context indicates otherwise.
2.Section 5.06 is amended to read in its entirety as follows:
5.06    Taxes.
(a)    Any and all taxes that may be due and owing with respect to any payment under the Plan shall be the sole responsibility of the persons to whom and for whose benefit such payment is made, provided, however, that the Company shall withhold from any amount payable under the Plan all amounts that are required by law to be withheld.
(b)    As permitted by Treasury Reg. §1.409A-3(j)(4)(vi), the Administrator may accelerate distribution of a Participant’s benefit to pay the Federal Insurance Contributions Act (FICA) withholding associated with Plan benefits and the income tax at source imposed under Code Section 3401 and corresponding withholding provisions of applicable state, local or foreign tax laws as a result of payment of the FICA amount, plus the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. The total distribution under this subsection (b) shall not exceed the aggregate of the FICA tax amount and the income tax withholding related to the FICA tax amount.
If a distribution is made under this subsection (b), the future payments due the Participant or beneficiary shall be actuarially adjusted to offset the amount of the distribution.
3.This Amendment shall be effective upon the date of adoption written below.
IN WITNESS WHEREOF, to record the adoption of this Amendment, Unum Group has caused this instrument to be executed by its duly authorized officer this 17th day of June, 2013.
UNUM GROUP

By    /s/ Linda A. Levesque
Its    VP, Corporate HR Benefits